Exhibit 99.1
News Release

Rayonier Announces the Election of
Meridee A. Moore and Matthew J. Rivers to its Board of Directors
Senator Blanche L. Lincoln retires from board
WILDLIGHT, Fla. – January 19, 2021 – Rayonier Inc. (NYSE:RYN) announced today that Meridee A. Moore and Matthew J. Rivers have been elected to its Board of Directors.
Senator Blanche L. Lincoln asked to retire from the board due to time constraints with family responsibilities and has resigned contemporaneously with these appointments.
Ms. Moore is Founder, Chief Executive and Chief Investment Officer of alternative asset manager Watershed Asset Management, LLC. Prior to founding Watershed Asset Management in 2002, Ms. Moore served as a Partner and Portfolio Manager for Farallon Capital Management, LLC from 1992 to 2002. She has been a member of the board of directors of Nextgen Climate America, a California-based climate policy non-profit, since 2014, and BlackRock Capital Investment Corporation since 2017. She previously served on the boards of PG&E Corporation, Northstar Capital Investment Corporation and AMF Bowling Worldwide. She received her bachelor’s degree in philosophy and general studies from the University of Colorado and a J.D. from Yale Law School.
Mr. Rivers is currently Director of Alternative Fuel Origination at Drax Group plc, London. Prior to his current post, Mr. Rivers served as Drax Group Special Advisor from 2017 to 2020, as Director of Corporate Affairs from 2016 to 2017, and as Director of Fuel Procurement, Drax Power, Yorkshire and USA from 2011 to 2016. Mr. Rivers is a Fellow of the Institute of Chartered Foresters and a Chartered Environmentalist. He has extensive forestry, sustainability, biomass and wood supply chain experience in the United States, Europe and South America. Mr. Rivers received his bachelor’s degree in forestry from Aberdeen University and an MBA from Strathclyde University.
“Meridee and Matthew will add breadth and perspective to the Rayonier board,” said Dod A. Fraser, Chairman of the Board. “With their addition, the board will gain extensive expertise in environmental sustainability, supply chain dynamics and a window on industry and environmental issues in Europe. These appointments are part of our ongoing efforts to enhance the board’s industry expertise and will provide valuable perspective as we continue to deliver on our long-term strategic objectives, including becoming the industry leader in transparent ESG disclosure.”
Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097 www.rayonier.com

Exhibit 99.1
Mr. Fraser added, “We regret but respect Blanche’s desire to retire from the board and thank her for her significant contributions and dedication over the past six years. We will miss her and wish her well in her future endeavors.”
These elections fill the vacancies that result from Senator Lincoln’s resignation and the death of the Company’s former Chairman last year. The board now has nine members: eight independent members and the CEO. Ms. Moore has been appointed to serve on the Board’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Rivers has been appointed to serve on the Board’s Audit Committee and Nominating and Corporate Governance Committee.

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2020, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.75 million acres), U.S. Pacific Northwest (507,000 acres) and New Zealand (416,000 acres). The Company also acts as the managing member in a private equity timber fund business with three funds comprising approximately 141,000 acres. On a “look-through basis”, the Company’s ownership in the timber fund business equates to approximately 17,000 acres. More information is available at www.rayonier.com.

Contacts:
Rayonier Inc.
Investors / Media
Mark McHugh, 904-357-9100
investorrelations@rayonier.com

Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097 www.rayonier.com